UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 15, 2005

Federal Realty Investment Trust

(Exact name of registrant as specified in its charter)

Maryland	1-07533	52-0782497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1626 East Jefferson Street, Rockville, Maryland	20852-4041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: 301/998-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

2005 Salaries, 2004 Annual Bonuses and 2004 Equity Awards

On February 15, 2005, the Compensation Committee of the Board of Trustees of Federal Realty Investment Trust (“Trust”) granted to all of the named executive officers in the Trust’s Proxy Statement for its 2004 Annual Meeting of Shareholders 2004 annual performance bonuses under the Trust’s annual incentive bonus program and 2004 equity awards under the Trust’s 2003 Long Term Incentive Award Program (“2003 LTIAP”). There were no increases made to the annual base salaries for any of the named executive officers for 2005.

Annual Incentive Bonus Plan. The annual bonuses for the named executive officers are set each year in accordance with the same annual Incentive Bonus Plan that applies to all of the Trust’s employees other than leasing agents and those employees responsible for sourcing acquisition opportunities. Under this plan, each of Dawn M. Becker, Executive Vice President-General Counsel and Secretary, Jeffrey S. Berkes, Senior Vice President-Chief Investment Officer, and Larry E. Finger, Executive Vice President-Chief Financial Officer and Treasurer, has a targeted annual bonus equal to 75% of his or her base salary and the Compensation Committee targeted the bonus for Donald C. Wood, President and Chief Executive Officer, at 100% of his base salary.

At the beginning of 2004, the Compensation Committee established a threshold, target and stretch level of funds from operations (“FFO”) that the Trust was required to achieve in order for bonuses to be paid under the plan. If the Trust achieved the established threshold level of FFO, the bonus pool would have been funded with amounts sufficient to pay each employee up to 75% of his or her targeted annual bonus. Achieving the target level of FFO would have resulted in funding the bonus pool with enough to pay 100% of targeted bonuses and achieving the stretch level of FFO would have resulted in funding the bonus pool with enough to pay 125% of targeted bonuses. Failure to achieve at least the threshold level of FFO would have resulted in no annual bonus being paid to any employees of the Trust, including the named executive officers. Similar goals were set for East Coast and West Coast property operating income which were used to determine annual bonuses for those employees who focus all of their attention exclusively within one of the Trust’s operating regions. The bonuses for each of the named executive officers is determined on the basis of FFO. In 2004, the Trust achieved actual FFO between the target and stretch levels which resulted in the FFO bonus pool being funded at 110.7%. As a result, each of Mr. Wood, Ms. Becker, Mr. Berkes and Mr. Finger was eligible to receive an annual bonus of up to 110.7% of his or her targeted bonus amount.

After the amount of the bonus pool was established, the final amount of the annual bonus paid to each of Ms. Becker, Mr. Berkes and Mr. Finger was determined by the Compensation Committee on the recommendation of Mr. Wood, who based his assessment on the officer’s performance throughout 2004, including whether the officer had achieved the goals which had been set for him or her at the beginning of the year. The goals which were set for the executive officers as well as the rest of the Trust were designed to support the Trust’s achieving its business objectives for 2004. With respect to Mr. Wood, the final amount of his annual bonus was determined by the Compensation Committee based on the Trust’s results for 2004, an evaluation of whether the Trust achieved the business objectives that had been set at the beginning of the year and the results of the review conducted by the Board of Mr. Wood’s performance.

The annual incentive bonus plan in place for 2004 also permitted each of the named executive officers and approximately 40 other employees of the Trust to receive up to 25% of his or her annual bonus in the form of Trust stock that vests annually over a three-year period. In consideration for the delayed vesting, each person electing to receive a portion of his or her bonus in the form of stock received stock having a value of 120% of the cash amount. The final number of shares issued to each of the named executive officers was determined by dividing the amount to be paid in stock by $51.35, the closing price of the Trust’s stock on the New York Stock Exchange on February 15, 2005. All shares awarded are issued under the Trust’s 2001 Long-Term Incentive Plan which was approved by shareholders in May 2001.

Long-Term Equity Incentives. Under the Trust’s 2003 LTIAP, each of the Trust’s named executive officers, Senior Vice Presidents, Vice Presidents and employees selected for participation in the Trust’s internal leadership and development program are eligible to receive equity awards which are determined as follows. The Compensation Committee established at the beginning of 2004 a targeted award amount to be paid to each of the participants in the program. How much of this amount would actually be paid to any of the participants depended on whether the Trust achieved pre-established performance levels for three separate performance measures. The participants would be eligible to receive: (a) up to 50% of the targeted award depending on the Trust’s relative total return to shareholders (taking into account both stock price appreciation and dividends, assuming all dividends are reinvested) as compared with the Bloomberg REIT Shopping Center Index; (b) up to 25% of the targeted award depending on the Trust’s absolute total return to shareholders (taking into account both stock price appreciation and dividends, assuming all dividends are reinvested); and (c) up to 25% of the total award depending on the Trust’s return on invested capital. Performance on the relative total return measure was determined based on performance from January 1, 2002 through December 31, 2004 and performance for the absolute total return and return on invested capital measures were both determined based on calendar year 2004. By 2006, all performance measures will be determined on the basis of the prior 3 year period.

For each of these performance measures, the Compensation Committee established a threshold, target and stretch level of performance. The threshold, target and stretch performance levels for the absolute and total return measures are fixed in the 2003 LTIAP and the return on invested capital measure was set at the beginning of 2004 on the basis of the Trust’s budget. If the Trust had performed below the threshold level on any one of the performance measures, no portion of the 2003 LTIAP award tied to that measure would have been be paid. Participants would be eligible to receive from 50% to 100% of the portion of the award tied to any performance measure as to which the Trust performs between the threshold and target levels and from 100% to 150% of the portion of the award tied to any performance measure as to which the Trust performs between the target and stretch levels. For any performance measure where the Trust performs beyond the stretch level, the participant would be eligible to receive 150% of the portion of the award tied to that measure. The Committee then has the discretion to increase or decrease the award by as much as 20% to reflect the performance of the applicable individual.

In 2004, the Trust performed beyond the stretch level of performance on both the absolute and relative total returns to shareholders, resulting in participants being eligible to receive 150% of the targeted award amounts for those performance measures, and between the target and stretch performance levels for the return on invested capital, resulting in participants being eligible to receive 115% of the targeted award amount for that performance measure. The Compensation Committee approved increasing the awards for Mr. Wood, Ms. Becker, Mr. Berkes and Mr. Finger by approximately 6%, to the full potential “stretch” level of payment, to reflect the performance of these individuals during 2004.

The equity awards under the 2003 LTIAP are made in the form of restricted shares that vest in equal installments over a three-year period. The number of shares actually awarded to each of the named executive officers for 2004 was determined by dividing the amount of the award by $51.35, the closing price of the Trust’s stock on the New York Stock Exchange on February 15, 2005. All shares awarded are issued under the Trust’s 2001 Long-Term Incentive Plan which was approved by shareholders in May 2001.

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Amendments to Change in Control Agreements.

On February 16, 2005, the Trust entered into amendments to the Executive Agreement in place with Donald C. Wood, President and Chief Executive Officer, and the Severance Agreements in place with each of Dawn M. Becker, Executive Vice President–General Counsel and Secretary, Jeffrey S. Berkes, Senior Vice President–Chief Investment Officer, and Larry E. Finger, Executive Vice President–Chief Financial Officer and Treasurer (collectively, “Change in Control Agreements”). The amendments were intended to update the monetary and other terms of the agreements to more market standards for the positions held by these officers. The original agreements with each of Mr. Wood, Ms. Becker and Mr. Berkes had been signed five or more years ago, well before these individuals assumed their current positions and job responsibilities. Following is a summary of the major changes made to the Change in Control Agreements as compared to the agreements currently in place:

	Existing Agreement	Modified Agreement
Change in control payment	Donald C. Wood - 200% of base salary and highest annual bonus in prior 3 years	3 times base salary plus highest annual bonus paid in 3 years prior to termination

	Dawn M. Becker; Jeffrey S. Berkes; Larry E. Finger – 1 times “salary” (as defined in the agreements)	2 times base salary plus highest annual bonus paid in 3 years prior to termination

Payment trigger	Payment made if termination occurs for any reason within 6 months after change in control	Payment made if termination occurs for good reason anytime within 2 years after the change in control or if termination occurs for any reason within the 30 day period following the first anniversary of the change in control

New Material Definitive Agreement.

On February 16, 2005, the Trust also entered into a Health Coverage Continuation Agreement with Mr. Wood pursuant to which the Trust has agreed to provide to Mr. Wood, his spouse and his dependents continuation of health coverage after Mr. Wood’s termination upon death, disability, retirement, change in control or otherwise (other than a termination with cause or resignation). The coverage will continue as to Mr. Wood and his spouse until their death, or with respect to his spouse until divorce, if earlier. As to Mr. Wood’s children, coverage will continue as to three of the children until that child reaches age twenty-five and as to one of the children, until her death. The continued medical coverage is required to be at least the same level as provided to Mr. Wood and his family at the time of his termination and such coverage will be secondary to certain other coverages that may be available to Mr. Wood and his family. Based on information currently available to the Trust, the Trust could purchase today a policy to provide the required health coverage to Mr. Wood and his family for approximately $15,000 per year.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL REALTY INVESTMENT TRUST

Date: February 18, 2005	/s/ Larry E. Finger
Larry E. Finger
Executive Vice President,
Chief Financial Officer and Treasurer